Exhibit 4.1

Number [ ]	FORMED UNDER THE LAWS OF THE STATE OF DELAWARE	[ ] Common Units

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

CUSIP [ ]

Total Authorized Issue

500,000,000 Common Units

This is to Certify that ___________________ is the owner of

___________________________ Common Units representing limited liability company interests of the above Company transferable only on the books of the Company by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. Each unit evidenced by this Certificate represents one limited liability company interest in the Company. Capitalized terms used herein but not defined shall have the meanings given them in the Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time (the “Agreement”). Each Common Unit has such relative rights and obligations as set forth in the Agreement. The Unitholder, by accepting this Certificate, is deemed to have requested admission as, and agreed to become, a Unitholder and to have agreed to and be bound by each provision of the Agreement. THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON AND TRANSFER CONTAINED IN THE AGREEMENT. The Company will furnish without charge to each Unitholder who so requests, the powers, designations, preferences and relative participating, optional or other special rights of each class of Units or series thereof of Units and the qualifications, limitations or restrictions of such preferences and/or rights. This Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws thereof.

Witness, the seal of the Company and the signatures of its duly authorized officers.

Dated

Christopher Frost, Chief Executive Officer	Michael Kernan, Secretary